UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 8, 2015

SeaSpine Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001- 36905	47-3251758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2302 La Mirada Drive, Vista, California		92081
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 727-8399
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On September 8, 2015, a sublease agreement (the “Sublease”) entered into between our subsidiary, SeaSpine Orthopedics Corporation, a Delaware corporation (the “SeaSpine Orthopedics”), and SkinMedica, Inc., a Delaware corporation (the “Sublandlord”), became effective upon our receipt of the consent to sublease of SNH Carlsbad LP, in its capacity as landlord. The Sublease provides for the Sublandlord to sublease to SeaSpine Orthopedics approximately 81,712 square feet located at 5770 Armada Drive, Carlsbad, California (the “Premises”). The Sublease has a term commencing on October 1, 2015 (or such earlier date that SeaSpine Orthopedics commences business within the Premises) and continuing through April 28, 2027. The Sublease provides for an initial base rent of approximately $85,796.60 per month for the first year, subject to certain abatements, and such monthly amount increases by approximately three percent (3%) per annum thereafter. In certain circumstances, SeaSpine Orthopedics may become obligated to pay to Sublandlord a security deposit of $500,000.
The Sublease contains terms, conditions, events of defaults and covenants customary for a sublease agreement, including, among others, an obligation on SeaSpine Orthopedics to maintain certain levels of general liability and property insurance, surrender conditions of the Premises and an indemnification provision in favor of the Sublandlord.
The foregoing description of the material terms of the Sublease does not purport to be a complete description and is qualified in its entirety by reference to the Sublease that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Exhibit Description
10.1	Sublease Agreement, dated July 8, 2015 by and between SeaSpine Orthopedics Corporation and SkinMedica, Inc. (effective September 8, 2015 upon consent of SNH Carlsbad LP)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeaSpine Holdings Corporation

		By:	/s/ John J. Bostjancic
Name: John J. Bostjancic
Title: Chief Financial Officer

Date:	September 11, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Sublease Agreement, dated July 8, 2015 by and between SeaSpine Orthopedics Corporation and SkinMedica, Inc. (effective September 8, 2015 upon consent of SNH Carlsbad LP)